UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec (the “Consent Solicitation”).  SP II has filed a definitive consent statement with the SEC with regard to the Consent Solicitation.

On October 26, 2009 SP II issued the following press release:

Steel Partners Urges Adaptec Stockholders to Follow Recommendation of RiskMetrics, Proxy Governance to Remove CEO Sundaresh, Legacy Director Loarie

With Consent Deadline Approaching, Encourages Stockholders to Sign, Date and Return WHITE Consent Cards TODAY

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that it has delivered the following letter to stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT - News) urging them to follow the recommendation of RiskMetrics Group and Proxy Governance, Inc. to consent to the removal of CEO S. “Sundi” Sundaresh and Legacy Director Robert J. Loarie by signing, dating and returning the WHITE consent card today. In the letter, Steel Partners said that the substantial show of support from RiskMetrics and Proxy Governance, two truly independent third parties, validates Steel Partners’ plans to maximize value at Adaptec and its call for changes to the Adaptec Board. Steel Partners added that the support from these two independent proxy advisory firms invalidates the Legacy Directors’ personal attacks on Steel Partners and their attempts to distract stockholders from the real issues facing the Company.

Steel Partners told Adaptec stockholders that time is of the essence and encouraged stockholders to sign, date and return WHITE consent cards TODAY to enable Steel Partners to meet the November 2, 2009 deadline to deliver the consents and bring urgently needed change to Adaptec.

Full text of the letter follows:

RISKMETRICS GROUP AND PROXY GOVERNANCE, INC. RECOMMEND STOCKHOLDERS CONSENT TO THE REMOVAL OF ADAPTEC CEO SUNDARESH AND LEGACY DIRECTOR LOARIE

TIME IS OF THE ESSENCE! VOTE THE WHITE CONSENT CARD TODAY FOR REAL CHANGE AT ADAPTEC!

Dear Fellow Adaptec Stockholder:

We are writing to urge you to follow the recommendation of RiskMetrics Group and Proxy Governance, Inc. to consent to the removal of CEO S. “Sundi” Sundaresh and Legacy Director Robert J. Loarie by signing, dating and returning the WHITE consent card today. If for whatever reason you were unsure how to vote in this consent solicitation, we hope it is clear now! The deadline for us to deliver the consents is November 2, 2009. Each and every consent is critical to the success of this consent solicitation and the future of your investment in Adaptec. Our aim is to have the number of consents we need by Friday, October 30, 2009.

If you have not done so already, please sign, date and return the enclosed WHITE consent card TODAY to remove Messrs. Sundaresh and Loarie and to restore order at Adaptec!

TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS WERE NOT FOOLED BY THE COMPANY’S “SMOKESCREENS”, DISTORTIONS & SMEAR TACTICS!

Our motives are clear - we believe it is time for accountability and real change at Adaptec. Two of the leading independent proxy advisory firms clearly agree with us. As RiskMetrics wrote in its report, “given the history of poor financial and share price performance, coupled with recent questionable governance actions, the dissidents have made a valid case for greater management and board oversight.”

The massive show of support from RiskMetrics and Proxy Governance, two truly independent third parties, not only validates our plans to maximize value at Adaptec and our call for changes to the Adaptec Board, but also invalidates the Legacy Directors’ personal attacks on us and their attempts to distract you from the real issues facing the Company in this consent solicitation. Pay no heed to the increasingly desperate self-serving statements and half-truths from Messrs. Sundaresh, Kennedy and Van Houweling, who will say and do anything to try to retain their grip on the Board.

Both RiskMetrics and Proxy Governance noted that the Board hired an independent financial advisor to explore strategic alternatives for the Company and that the financial advisor recommended the Company explore the sale of the Company’s current operating business, intellectual property and real estate, and then look to redeploy its capital in a way to maximize the value of the net operating loss carry forwards (“NOLs”). We do not believe the Legacy Directors intend to abide by the recommendation of the financial advisor. Apparently, RiskMetrics shares our concern, stating in its report, “Although this proposal was approved by a majority of the board at this meeting, based on management’s objections to this proposal, shareholders may reasonably conclude that the "market check" option may not be pursued further if the consent is rejected.” We are wholly committed to moving forward with this recommendation of the Company’s financial advisor!

FOUR YEARS OF VALUE DESTRUCTION AND FALSE PROMISES UNDER CEO SUNDARESH

The reality is that the Legacy Directors and CEO Sundaresh have had four years to execute a successful business plan and turnaround. All they have to show for it is a horrendous track record of stockholder value destruction. Enough is enough. THE LEGACY DIRECTORS AND CEO SUNDARESH HAVE FAILED TO GENERATE VALUE FOR STOCKHOLDERS AND NOTHING THEY HAVE DONE SUGGESTS THAT THIS WILL CHANGE IN THE FUTURE.

DO NOT BE MISLED! MR. SUNDARESH’S BUSINESS PLAN IS NOT GAINING ANY TRACTION!

Proxy Governance sums it up best: “After four years under a turnaround CEO, the company should not only have shed the dead weight of its past blunders but also built a foundation for...sustainable business success. By contrast, the hard facts…bear out Steel Partners’ assertions that the legacy directors are either unwilling or unable to address the core business, strategic and managerial issues which continue to afflict the company.”

Rather than acknowledging these failures and taking real action to benefit stockholders, the Legacy Directors have instead resorted to back-handed entrenchment maneuvers and in so doing have made a huge mockery out of corporate governance. They have attempted to distract stockholders from the real corporate governance issues by trumpeting false allegations concerning Board conduct by our director representatives and unjustly, after the fact, attacking the qualifications of Jack Howard in an attempt to justify his unwarranted removal as Chairman of the Board.

RISKMETRICS WAS APPARENTLY NOT FOOLED BY THE LEGACY DIRECTORS’ SPIN CAMPAIGN

In its report regarding corporate governance under the Legacy Directors, RiskMetrics stated:

• “Noting that the board was aware of Mr. Howard’s qualifications when he was elected to the board in 2007 and also unanimously supported his appointment as Chairman in 2008…the timing and mode of his replacement calls into question the reasons cited for his removal.”

• “We find recent events and governance practices taken by the board in its efforts to restructure the board unusual, troubling and contrary to good corporate governance.”

• “Corporate governance wise, we believe some of the board’s actions when taken together, call into question the board’s ability to govern effectively and serve to disenfranchise shareholders by marginalizing the ability for shareholder voices to be heard on the board.”

THE LEGACY DIRECTORS AND CEO SUNDARESH ARE NOT PROPOSING REAL CHANGE - ONLY MORE OF THE SAME FAILED BUSINESS PLANS AND EMPTY PROMISES

Given that their plan for the future of the Company involves more of the same from a CEO who has already presided over $200 million in operating losses during his tenure, is it any wonder that the Legacy Directors would like nothing more than to silence the voice of stockholders? As RiskMetrics noted, “…a more substantial minority position helps achieve the purpose of supporting the dissidents in the first place: providing a significant alternative voice on a board where shareholders have concluded change is warranted.” Unfortunately, the Legacy Directors’ idea of change is a Board dominated by the Legacy Directors and packed with Mr. Sundaresh’s handpicked nominees.

OUR INTERESTS ARE DIRECTLY ALIGNED WITH YOURS -- THE INTERESTS OF THE LEGACY DIRECTORS ARE NOT

Despite what the Legacy Directors would have you believe, our interests are firmly aligned with all stockholders. Ask yourself whose statements and conclusions you should trust -- those of two leading independent proxy advisory firms or those of a group of increasingly desperate Legacy Directors willing to say anything to maintain their grip on the Board. We think the answer is obvious!

Removing CEO Sundaresh and Legacy Director Loarie leaves stockholders with a balanced Board that is well-equipped to manage the Company’s affairs and ensure management acts with the discipline needed to protect and enhance stockholder value in the future. Electing the Company’s proposed slate would result in a Board dominated by the Legacy Directors and Mr. Sundaresh’s handpicked nominees.

DO NOT LEAVE THE BOARD IN THE CONTROL OF THE LEGACY DIRECTORS AND MR. SUNDARESH’S HAND-PICKED DIRECTORS

Time is of the essence. Consents to remove directors Sundaresh and Loarie will not be effective unless the delivery of the written consents is made by November 2, 2009. A UPS Overnight return envelope is enclosed to ensure that your consent card is received by the November 2nd deadline. We recommend that all stockholders sign, date and return the WHITE consent card today. We urge you not to revoke your consent by signing any gold consent revocation card sent to you by Adaptec or otherwise, and to revoke any consent revocation you may have already submitted to Adaptec. Follow the simple voting instructions contained on the WHITE consent card or contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500.

Sincerely,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Steel Partners II, L.P.

About Steel Partners

Steel Partners Holdings L.P. ("SPH") is a global diversified holding company that owns majority-owned subsidiaries, controlled companies and other interests in a variety of operating assets and businesses. SPH seeks to work with the management of these companies to increase corporate value over the long term for all stakeholders and shareholders through growth initiatives, Steel Partners Operational Excellence programs, the Steel Partners Purchasing Council, balance sheet improvements and capital allocation policies.

Steel Partners II LP is a wholly-owned subsidiary of SPH.

Contact:

Steel Partners
Jason Booth, 310-941-3616